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EXHIBIT 10.5

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AGREEMENT NOT TO COMPETE

THIS AGREEMENT NOT TO COMPETE is entered into by and between USURF America, Inc., a Nevada corporation ("Employer"), and Douglas O. McKinnon ("Employee").

WHEREAS, Employee is employed by Employer as President, pursuant to an employment agreement (the "Employment Agreement"); and

WHEREAS, as a condition to such employment, Employee has agreed to sign and be bound by this Agreement Not to Compete; and

NOW, THEREFORE, the parties agree as follows:

Section 1. Covenant Not to Compete. Employee acknowledges that, as a key management employee of Employer, Employee will be involved, on a high level, in the development, implementation and management of the national and international business strategies and plans of Employer, which shall consist of Employer and such other business units, divisions, subsidiaries or other entities of Employer as Employer shall determine in its sole discretion from time to time. By virtue of Employee's unique and sensitive position and special background, employment of Employee by a competitor of Employer represents a serious competitive danger to Employer, and the use of Employee's talent and knowledge and information about Employer's business, strategies and plans can and would constitute a valuable competitive advantage over Employer. In view of the foregoing, Employee covenants and agrees that, if (i) Employee's employment with Employer is terminated for just cause or (ii) if Employee voluntarily resigns from his employment with Employer, then, for a period of one year after the date of such termination, Employee will not engage or be engaged as, in any capacity, directly or indirectly, including, but not limited to, employee, agent, consultant, manager, executive, owner or stockholder (except as a passive investor holding less than 5% equity interest in any enterprise the securities of which are publicly traded) in any business entity engaged in competition with any business conducted by Employer on the date of termination. Employee further agrees that, if his employment shall cease pursuant to the change-in-control provision of the Employment Agreement, then, for so long thereafter as Employee shall receive compensation under the Employment Agreement, Employee shall not engage in the activities prohibited by the preceding sentence. This Agreement Not to Compete shall survive the termination or expiration of the Employment Agreement. If any court determines that this Agreement Not to Compete, or any part hereof, is unenforceable because the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

For purposes of this Agreement, "just cause" shall have the same meaning as set forth in Section VII(B) of the Employment Agreement of even date between the parties.

Section 2. Continuing Obligations. Employee agrees that, for one year following (i) his termination of employment with Employer for just cause or (ii) his resignation as an employee of Employer, Employee shall keep Employer informed of the identification of Employee's employer and the nature of such employment or of Employee's self-employment. Employer agrees that, within fifteen days after receiving notice pursuant to this Section 2 of the identification of the prospective employer, the nature of the employment or self-employment or any change therein, Employer will advise Employee as to whether such employment constitutes a violation of Section 1 hereof.

Section 3. Injunctive Relief. Employee acknowledges that the violation of the covenants contained in this Agreement would be detrimental and cause irreparable injury to Employer and its affiliates which could not be compensated by money damages. Employee agrees that an injunction from a court of competent jurisdiction is the appropriate remedy for these provisions, and consents to the entry of an appropriate judgment enjoining Employee from violating these provisions in the event there is a find of their breach.

Section 4. Severability of Covenants. Each of the covenants contained in this Agreement are independent covenants, which may be available to or relied upon by Employer and its affiliates in any court of competent jurisdiction. If any one of the separate and independent covenants shall be deemed to be unenforceable under the laws of any state of competent jurisdiction, each of the remaining covenants shall not be affected thereby. Notwithstanding the provisions of this Section 4, it is understood that every benefit received by Employee by virtue of this Agreement is consideration for each separate covenant contained herein.

Section 5. Governing Law. This Agreement shall be governed by the laws of the State of Colorado.

Section 6. Other Remedies. The undertakings herein shall not be construed as any limitation upon the remedies Employer might, in the absence of this Agreement, have at law or in equity.

INTENDING to be legally bound hereby, Employer and Employee hereby duly execute this Agreement Not to Compete as of the date indicated below.

USURF AMERICA, INC.

By: /s/ DAVID M. LOFLIN

David M. Loflin

President

Date: April 15, 2002

/s/ DOUGLAS O. MCKINNON

Douglas O. McKinnon

Date: April 15, 2002